                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           NOBLE DRILLING CORPORATION
                (Name of Registrant as Specified In Its Charter)

                           NOBLE DRILLING CORPORATION
                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         1)       Title of each class of securities to which transaction
                  applies:
                  .............................................................
         2)       Aggregate number of securities to which transaction applies:
                  .............................................................
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1
                  .............................................................
         4)       Proposed maximum aggregate value of transaction:
                  .............................................................
         5)       Total fee paid:
                  .............................................................
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:
                  .............................................................
         2)       Form, Schedule or Registration Statement No.:
                  .............................................................
         3)       Filing Party:
                  .............................................................
         4)       Date Filed:
                  .............................................................

                                  [NOBLE LOGO]

                           NOBLE DRILLING CORPORATION
                        10370 RICHMOND AVENUE, SUITE 400
                              HOUSTON, TEXAS 77042

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON APRIL 22, 1999


To the Stockholders of
  Noble Drilling Corporation:

      The annual meeting of stockholders of Noble Drilling Corporation, a Delaware corporation (the "Company"), will be held on Thursday, April 22, 1999, at 10:00 a.m., local time, at the Luxury Collection Hotel, the former Ritz Carlton Hotel, 1919 Briar Oaks Lane, Houston, Texas, for the following purposes:

            1. To elect three directors to the class of directors whose three-year term will expire in 2002;

            2. To consider and vote upon a proposal to increase by 5,000,000 the number of shares of Common Stock available under the Company's 1991 Stock Option and Restricted Stock Plan; and

            3. To transact such other business as may properly come before the meeting or any adjournment thereof.

      The Board of Directors has fixed the close of business on March 8, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting or any adjournment thereof. Only holders of record of Common Stock at the close of business on the record date are entitled to notice of and to vote at the meeting. A complete list of such stockholders will be available for examination at the offices of the Company in Houston, Texas during normal business hours for a period of 10 days prior to the meeting.

      A record of the Company's activities during 1998 and financial statements for the fiscal year ended December 31, 1998 are contained in the accompanying 1998 Annual Report. The Annual Report does not form any part of the material for solicitation of proxies.

      All stockholders are cordially invited to attend the meeting. Stockholders are urged, whether or not they plan to attend the meeting, to sign, date and mail the enclosed proxy or voting instruction card in the postage-paid envelope provided. If a stockholder who has returned a proxy attends the meeting in person, such stockholder may revoke the proxy and vote in person on all matters submitted at the meeting.


                                         By Order of the Board of Directors

                                                Julie J. Robertson
                                                      Secretary


Houston, Texas
March 22, 1999

                                  [NOBLE LOGO]


                           NOBLE DRILLING CORPORATION
                        10370 RICHMOND AVENUE, SUITE 400
                              HOUSTON, TEXAS 77042

                                 PROXY STATEMENT

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 22, 1999

                                     GENERAL

      This proxy statement is furnished to stockholders of Noble Drilling Corporation (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies for use at the annual meeting of stockholders to be held at the time and place and for the purposes set forth in the accompanying notice. The approximate date of mailing of this proxy statement and the accompanying proxy or voting instruction card is March 22, 1999.

PROXY CARDS AND VOTING INSTRUCTION CARDS

      If a proxy card is enclosed, it serves to appoint proxies for record holders of common stock, par value $.10 per share ("Common Stock"), of the Company. Shares represented by a proxy in such form, duly executed and returned to the Company and not revoked, will be voted at the meeting in accordance with the directions given. If no direction is made, the proxy will be voted for election of the directors named in the proxy and for the proposal to increase the number of shares of Common Stock available under the Company's 1991 Stock Option and Restricted Stock Plan (the "Option Plan"). Any stockholder giving a proxy may revoke it at any time before it is voted by communicating such revocation in writing to the Secretary of the Company or by executing and delivering a later-dated proxy.

      If a voting instruction card is enclosed, it serves as a voting instruction to the trustee of the Noble Drilling Corporation Thrift Plan, as amended (the "Thrift Plan"), from the plan participant. The trustee under the Thrift Plan will vote the shares of Common Stock credited to Thrift Plan participants' accounts in accordance with such participants' instructions. If no such voting instructions are received from a participant, then, according to the terms of the Thrift Plan, the trustee under the Thrift Plan will vote the shares in such participant's account in its absolute discretion.

VOTING PROCEDURES AND TABULATION

      The Company will appoint one or more inspectors of election to act at the meeting and to make a written report thereof. Prior to the meeting, the inspectors will sign an oath to perform their duties in an impartial manner and according to the best of their ability. The inspectors will ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties as required by law.

      With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified with respect to the proposal to approve and ratify the amendment to the Option Plan, and will be counted as present for purposes of determining the existence of a quorum regarding such item of business. Abstentions with respect to this proposal will have the effect of a negative vote because it requires the affirmative vote of a majority of shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote thereon. Under the rules of the New York Stock Exchange, brokers who hold shares in street name have the authority to vote on certain "routine" items when they have not received instructions from beneficial owners. Brokers will have discretionary authority to vote on the scheduled items of business. Under applicable Delaware law, a broker non-vote (or other limited proxy) will have no effect on the outcome of the election of directors or the proposal to approve and ratify the amendment to the Option Plan.

                                VOTING SECURITIES

      The only voting security of the Company outstanding is its Common Stock. Only holders of record of Common Stock at the close of business on March 8, 1999, the record date for the meeting, are entitled to notice of and to vote at the meeting. On the record date for the meeting, there were 131,142,998 shares of Common Stock outstanding and entitled to be voted at the meeting. A majority of such shares, present in person or represented by proxy, is necessary to constitute a quorum. Each share of Common Stock is entitled to one vote.


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following table sets forth as of December 31, 1998 information with respect to the only persons who were known to the Company to be the beneficial owners of more than five percent of the outstanding shares of Common Stock.



                 Name and Address of                                         Common Stock
                   Beneficial Owner                                       Beneficially Owned
                 -------------------                                      ------------------
                                                                   Number                Percent of
                                                                  of Shares                 Class
                                                                  ----------             ----------
The Equitable Companies Incorporated..................            21,909,980(1)             16.7%
1290 Avenue of the Americas
New York, New York 10104

-------------------

(1) Amount in table reflects number of shares beneficially owned as of December 31, 1998. According to Schedule 13G (Amendment No. 3), dated February 10, 1999, filed with the Securities and Exchange Commission ("SEC") by The Equitable Companies Incorporated (the "Equitable Companies") jointly with AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, and AXA Courtage Assurance Mutuelle (collectively, the "Mutuelles AXA") and AXA, the amount beneficially owned as of December 31, 1998 consists of
          (i) 2,403,700 shares beneficially owned by The Equitable Life Assurance Society of the United States ("Equitable"), with respect to which it has sole investment power and with respect to 2,354,700 shares of which it has sole voting power, (ii) 19,472,480 shares beneficially owned by Alliance Capital Management L.P. ("Alliance"), with respect to which it has sole investment power and with respect to 8,521,120 shares of which it has sole voting power, (iii) 15,700 shares beneficially owned by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), with respect to 400 shares of which it has sole investment power and with respect to 15,300 of which it has shared investment power, (iv) 17,300 shares beneficially owned by Wood, Struthers & Winthrop Management Corporation ("WSW"), with respect to 12,000 shares of which it has sole investment power and with respect to 5,300 shares of which it has sole voting power, and (v) 800 shares beneficially owned by Sun Life and Provincial Holdings PLC ("Sun Life"), with respect to which it has sole investment and sole voting power.

                              ELECTION OF DIRECTORS

    The Certificate of Incorporation and Bylaws of the Company provide for three classes of directors, with one-third of the directors constituting the Board being elected each year to serve a three-year term. Pursuant to the Company's Bylaws, the number of directors has been established by resolution of the Board at nine.

    The Board of Directors has nominated Lawrence J. Chazen, William J. Dore and William A. Sears from the class of directors whose term expires at the 1999 annual meeting for re-election as directors of the Company to serve three-year terms expiring in 2002.

    The directors nominated for election this year will be elected by a plurality of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote. All duly submitted and unrevoked proxies in the form enclosed will be voted for the nominees selected by the Board of Directors, except where authorization so to vote is withheld. THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF ITS NOMINEES FOR DIRECTOR.

    Information with respect to the directors nominated for election this year, and the directors whose terms do not expire at the 1999 annual meeting, is presented below.

                                           NOMINEES FOR DIRECTORS
LAWRENCE J. CHAZEN,
age 58, director since 1994            Mr. Chazen has served since 1977 as Chief Executive Officer of Lawrence J.
                                       Chazen, Inc., a California registered investment adviser engaged in providing financial advisory services.

WILLIAM J. DORE,
age 56, director since 1997            Mr. Dore has served since 1973 as Chairman, President and Chief Executive Officer
                                       of Global Industries, Ltd., a company engaged in the business of offshore construction and support services.

WILLIAM A. SEARS,
age 64, director since 1998            Mr. Sears retired from his position as Director of Operations for British Petroleum
                                       Exploration ("BPX") in 1997, after serving with BPX in various positions since
                                       1983.

                                          CLASS WHOSE TERM EXPIRES IN 2001

MICHAEL A. CAWLEY,
age 51, director since 1985            Mr. Cawley has served as President and Chief Executive Officer of The Samuel
                                       Roberts Noble Foundation, Inc. (the "Foundation") since February 1, 1992, after serving as Executive Vice President of the Foundation since January 1, 1991.  For more than five years prior to 1991, Mr. Cawley was the President of Thompson &
                                       Cawley, a professional corporation, attorneys at law; and Mr. Cawley currently serves as of counsel to the law firm of Thompson, Cawley, Veazey & Burns, a professional corporation.  Mr. Cawley has served as a trustee of the Foundation since 1988 and is also a director of Noble Affiliates, Inc. and Panhandle Royalty
                                       Company.

TOMMY C. CRAIGHEAD,
age 70, director since 1988            Mr. Craighead is the President and owner of T. C. Craighead & Company (which is the general partner of The Joy Partners, Ltd.) and Astro Oil, Inc., all based in
                                       Ardmore, Oklahoma.  He is also Vice-President of Tom-Sam, Inc.  He has been an oil and gas lease broker and independent operator since 1962.

JAMES L. FISHEL,
age 67, director since 1989            Mr. Fishel retired as Vice President and Manager of Corporate Credit Operations
                                       of General Electric Capital Corporation ("GECC") in 1994, after serving with
                                       GECC in various positions since 1974.  He is also a director of American Health
                                       Properties, Inc., which is a real estate investment company.

                                          CLASS WHOSE TERM EXPIRES IN 2000

ROBERT D. CAMPBELL
age 48, director since 1999            Mr. Campbell has served as President of the Company since January 1, 1999 and as a Director since February 4, 1999.  Prior to January 1, 1999, Mr. Campbell practiced corporate and securities law as a senior shareholder with the law firm of Thompson
                                       & Knight, P.C. and served as general counsel to the Company for more than five years.

JAMES C. DAY,
age 55, director since 1983            Mr. Day has served as Chairman of the Board since October 22, 1992 and as Chief
                                       Executive Officer of the Company since January 1, 1984, and he served as President from January 1, 1984 to January 1, 1999.  From January 1983 until his election as
                                       President and Chief Executive Officer, Mr. Day served as Vice President of the
                                       Company.  Mr. Day is also a director of Global Industries, Ltd. and Noble Affiliates,
                                       Inc.

MARC E. LELAND,
age 60, director since 1994            Mr. Leland has served since 1984 as President of Marc E. Leland & Associates,
                                       Inc., a company engaged in the business of providing financial advisory services.
                                       Mr. Leland is also a director of Chartwell Leisure Inc.


             ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS

BOARD MEETINGS AND COMMITTEES

    During 1998 the Board of Directors held six meetings. The Company has standing audit, compensation, finance and nominating committees of the Board of Directors. The current members of the committees, number of meetings held by each committee in 1998, and a brief description of the functions performed by each committee are set forth below:

          Audit Committee (four meetings). Lawrence J. Chazen, Chairman; James
    L. Fishel; and William A. Sears. The primary responsibilities of the audit committee are to review with the Company's auditors the scope of the audit procedures to be applied in conducting the annual audit and the results of the annual audit. In addition, the audit committee has responsibility to provide oversight review to the management of the Company and its subsidiaries responsible for the periodic review of the Company's environmental policy statement and procedures and internal controls regarding compliance with applicable environmental laws and regulations and the establishment of a program for periodic compliance audits.

          Compensation Committee (four meetings). Tommy C. Craighead, Chairman; Michael A. Cawley; William J. Dore; and Marc E. Leland. The primary responsibilities of the compensation committee are to review and set the compensation levels of the officers of the Company, including those officers who are also directors, evaluate the performance of management, consider management succession and related matters, administer the annual compensation plans of the Company and administer the long-term incentive compensation plans of the Company.

          Finance Committee (one meeting). James L. Fishel, Chairman; Michael A. Cawley; and James C. Day. The primary responsibilities of the finance committee, which was established in October 1998, are to review and make recommendations to the Board of Directors with regard to the financial affairs and policies of the Corporation, including capital requirements and structure, share repurchase programs, dividend policy and long-range financial strategic planning.

          Nominating Committee (one meeting). Michael A. Cawley, Chairman; Tommy
    C. Craighead; and James C. Day. The primary responsibility of the nominating committee is to select and recommend nominees for director of the Company. The nominating committee will consider nominees recommended by stockholders entitled to vote for the election of directors, provided that such recommendations are made in accordance with the Bylaws of the Company. Generally, the Bylaws provide that a stockholder must deliver written notice to the Secretary of the Company not later than 90 days prior to the annual meeting naming such stockholder's nominee(s) for director and specifying certain information concerning such stockholder and nominee(s). Accordingly, stockholder nominee(s) for director to be presented at the 2000 annual meeting of stockholders must be received by the Company no later than January 21, 2000.

    Compensation Committee Interlocks and Insider Participation. The current members of the compensation committee identified above were the only persons who served on such committee during 1998. Mr. Day serves as an executive officer of certain wholly owned subsidiaries of the Company, and in some instances, one or more directors of these subsidiaries is also an executive officer of the Company. However, Mr. Day's compensation is set solely by the compensation committee of the Board of Directors of the Company, and he receives no additional compensation for performing duties as an executive officer of these subsidiaries. Neither Mr. Day nor any other officer or employee of the Company or its subsidiaries is a member of the Company's compensation committee.

COMPENSATION OF DIRECTORS

    Annual Retainer and Other Fees and Expenses. Non-employee directors are paid an annual retainer of $25,000, of which $5,000 is paid in Common Stock pursuant to the Equity Compensation Plan for Non-Employee Directors (the "Directors' Plan"). Under the Directors' Plan, non-employee directors may elect to receive the balance in Common Stock or cash. Non-employee directors receive a Board meeting fee of $1,000 and a committee meeting fee of $500. The chairman of a standing Board committee receives an additional $500 per committee meeting. A director who is an officer of the Company receives a fee of $100 for each Board meeting attended. The Company also reimburses directors for travel, lodging and related expenses they may incur in attending Board and committee meetings.

    Non-Employee Director Stock Options. Under the 1992 Nonqualified Stock Option Plan for Non-Employee Directors (the "1992 Option Plan"), which was approved and ratified by stockholders at the 1993 annual meeting, non-employee directors receive a one-time grant of an option to purchase 10,000 shares of Common Stock. Thereafter, on the next business day after each annual meeting of stockholders of the Company, such directors receive an annual grant of an option to purchase 3,500 shares of Common Stock. The options are granted at fair market value on the grant date and are exercisable from time to time over a period commencing one year from the grant date and ending on the expiration of 10 years from the grant date, unless terminated sooner as described in the 1992 Option Plan.

EMPLOYMENT AGREEMENTS

    James C. Day, Robert D. Campbell, Byron L. Welliver and Julie J. Robertson, in their capacities as (i) Chairman and Chief Executive Officer, (ii) President,
(iii) Senior Vice President - Finance, Treasurer and Controller and (iv) Corporate Secretary and Vice President - Administration, respectively, have each executed employment agreements with the Company. These employment agreements become effective upon a change of control of the Company (within the meaning set forth in the agreements) or a termination of employment in connection with or in anticipation of a change of control, and remain effective for three years thereafter.

    The agreements provide that if the officer's employment is terminated within three years after a change of control or prior to but in anticipation of a change of control, either (1) by the Company for reasons other than death, disability or "cause" (as defined in the agreement) or (2) by the officer for "good reason" (which term includes a diminution of responsibilities or compensation, or a determination by the officer to leave during the 30-day period immediately following the first anniversary of the change of control), the officer will receive: (a) any unpaid portion of his current salary and prorated portion of his highest bonus paid either in the last three years before the change of control or for the last completed fiscal year after the change of control (the "Highest Bonus"); (b) a lump sum payment equal to three times the sum of his annual base salary (based on the highest monthly salary paid in the 12 months prior to the change of control) and his Highest Bonus; (c) benefits to him and his family at least equal to those which would have been provided had the employment not been terminated for a three-year period; (d) any compensation previously deferred by the officer (together with any accrued interest or earnings thereon) and any accrued vacation pay; and (e) a lump sum amount equal to the excess of (i) the actuarial equivalent of the benefit under the qualified defined benefit retirement plan of the Company and its affiliated companies in which the officer is eligible to participate had the officer's employment continued for three years after termination over (ii) the actuarial equivalent of the officer's actual benefit under such plans. The agreements also require the Company to make an additional payment in an amount such that after the payment of all income and excise taxes, the officer will be in the same after-tax position as if no excise tax under Section 4999 of the Internal Revenue Code (the so-called Parachute Payment excise tax), if any, had been imposed.

                        SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth as of January 31, 1999 the beneficial ownership of Common Stock by each director of the Company, each named executive officer listed in the Summary Compensation Table appearing on page 10 of this proxy statement, and all directors and executive officers as a group.

                                                                    COMMON STOCK
                                                                 BENEFICIALLY OWNED (1)
                                                             ----------------------------
                                                              NUMBER           PERCENT OF
NAME                                                         OF SHARES          CLASS (2)
----                                                         ---------         ----------
Directors
Robert D. Campbell.....................................         15,000                 --
Michael A. Cawley......................................      2,204,233 (3)(4)         1.7%
Lawrence J. Chazen.....................................         27,639 (4)             --
Tommy C. Craighead.....................................         82,656 (4)             --
James C. Day...........................................        670,225 (4)            0.5%
William J. Dore........................................        216,571                0.2%
James L. Fishel........................................         26,612 (4)             --
Marc E. Leland.........................................         56,733 (4)             --
William A. Sears.......................................         12,206                 --

Named Executive Officers (excluding
  any director named above) and Group
Byron L. Welliver......................................        300,346 (4)            0.2%
Julie J. Robertson.....................................        131,337 (4)            0.1%

All directors and executive
  officers as a group (11 persons).....................      3,743,558 (5)            2.9%

--------------

(1) Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to all shares listed.

(2) The percent of class shown is less than one-tenth of one percent unless otherwise indicated.

(3) Includes 2,174,639 shares held of record by the Foundation. Mr. Cawley, as President and Chief Executive Officer and a trustee of the Foundation, may be deemed to beneficially own, and have voting and investment power with respect to, the 2,174,639 shares held by the Foundation. As one of the 10 members of the board of trustees of the Foundation, Mr. Cawley does not represent sufficient voting power on the Foundation's board of trustees to determine voting or investment decisions with respect to the 2,174,639 shares. Mr. Cawley disclaims any pecuniary interest in the 2,174,639 shares.

(4) Includes shares attributable to shares of Common Stock not outstanding but subject to currently exercisable options, as follows: Mr. Cawley -- 24,000 shares; Mr. Chazen -- 17,000 shares; Mr. Craighead -- 24,000 shares; Mr. Day -- 524,832 shares; Mr. Fishel -- 24,000 shares; Mr. Leland -- 17,000 shares; Mr. Welliver -- 250,665 shares; and Ms. Robertson -- 111,466 shares.

(5) Includes 992,963 shares not outstanding but subject to currently exercisable options and 2,174,639 shares held of record by the Foundation. See footnotes (3) and (4) above.

                             EXECUTIVE COMPENSATION

      The following report of the compensation committee on executive compensation and the information herein under "Executive Compensation--Performance Graph" shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to the SEC's proxy rules, except for the required disclosure herein, or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act"), and such information shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act.

                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

To the Stockholders
of Noble Drilling Corporation:

      As members of the compensation committee (the "Committee") of the Board of Directors, it is our responsibility to review and set the compensation levels of the Company's Chief Executive Officer ("CEO") and other executives, evaluate the performance of management, and consider management succession and related matters. In addition, we administer the annual and long-term incentive compensation plans of the Company. All decisions by the Committee relating to the compensation of executive officers are reviewed by the full Board, except for decisions about grants or awards under the 1991 Stock Option and Restricted Stock Plan (the "Option Plan") of the Company, which are made solely by the Committee in accordance with the terms of the Option Plan.

      The Company has retained the services from time to time of Towers Perrin ("Towers Perrin") and William M. Mercer, Incorporated ("Mercer"), management and compensation consulting firms, to assist the Committee in the performance of its responsibilities. The Committee considers information with respect to the reasonableness of compensation paid to senior officers of the Company, as well as all employees of the Company and its subsidiaries in managerial positions. The Committee also takes into account how compensation compares to compensation paid by competitors in the Company's industry as well as the performance of the Company. Members of the Committee review results of compensation surveys provided by Towers Perrin, Mercer and others.

COMPENSATION POLICIES AND PROGRAMS

      The compensation policies of the Company, set by management and supported by the Committee, focus on enhancing stockholder value. Specific policies are designed to attract, motivate and retain persons of high quality who will have the skill, training and dedication to assist the Company to achieve its corporate goals. The executive compensation program for 1998 consisted of three elements: base salary, annual incentive bonus, and long-term incentive through the granting of stock options and awarding of restricted stock pursuant to the Option Plan.

      Base Salary: Base salary for executive officers is determined principally by competitive factors and the marketplace. The policy of the Committee is generally to set base salary levels for positions at approximately the median levels determined from survey information for positions deemed comparable by the Committee.

      Annual Incentive Bonus: The compensation policy of the Company is that a part of the annual compensation of each officer be related to and contingent upon the performance of the Company, as well as the individual contribution of each officer. The short-term incentive compensation plan of the Company (the "STIP") is available to all full-time employees of the Company or its subsidiaries in salary classifications 18 and higher who have completed one year of service at the close of the plan year (December 31). The bonus earned by employees with less than two years of service is prorated based on the number of full months served. The target bonus for an employee is the base salary at year end of such employee multiplied times the percentage factor assigned to such employee's salary classification. Target percentage factors range from 10 to 75 percent, with a factor of 75 percent for the CEO and a maximum factor for an executive officer other than the CEO of 55 percent.

      Annual performance goals for the Company for 1998 were weighted with respect to two criteria as follows: total stockholder return (defined as share price performance compared to industry peer group) (50 percent) and achievement of certain EVA targets (EVA is defined as net operating profits after taxes less a capital charge) (50 percent). The division goals for 1998 were weighted with respect to four criteria as follows:
EVA targets (30 percent), budgeted capital expenditures (30 percent), safety results (20 percent) and rig maintenance (20 percent).

      Each goal weighting percentage is subject to adjustment within a range of zero for achievement of less than 75 percent of the goal to 200 percent for achievement of greater than 135 percent of the goal. The combined, weighted goal achievement is then determined within a range of zero for achievement of less than 75 percent of the goal to 200 percent for achievement of more than 135 percent of the goal. The target bonus for employees of divisions is also adjusted to reflect the combined percentage of achievement of all assigned goals using the ratio of 50 percent for operating region goal achievement and 50 percent for Company goal achievement. The bonus amount is then determined by multiplying the target bonus times the applicable multiplier. Using these percentages, the bonus received by the CEO will not exceed 150 percent of his salary and the bonus received by any executive officer other than the CEO will not exceed 110 percent of his salary.

      Long-term Incentive Compensation: It is also the compensation policy of the Company to use stock options and restricted stock as a means of furnishing longer-term incentive to officers and other employees of the Company and its subsidiaries. Under the Option Plan, which was approved by stockholders at the 1991 annual meeting and amended with stockholder approval in 1994 and 1997, and further amendments which will be presented to stockholders at the 1999 annual meeting for their approval, the Company has flexibility in creating options and awarding restricted stock.

      On January 29, 1998, the Committee awarded an aggregate of 22,000 shares of restricted stock to a total of five employees, including three executive officers of the Company. The shares of restricted stock are subject to vesting/forfeiture provisions over a five-year period and continuous employment by the awardee. The Common Stock had a fair market value at the date of award of $28.31 per share.

      On January 29, 1998, July 23, 1998 and October 22, 1998, the Committee granted stock options to officers of the Company. Each officer received stock options that were based on his or her responsibilities and relative position in the Company. All stock options in 1998 were granted with an exercise price of fair market value at the date of grant. One-third of the stock options granted in January and October vest annually commencing on the first anniversary of the date of grant. One-fifth of the stock options granted in July vest annually commencing on the first anniversary of the date of grant.

      On February 4, 1999, the Committee awarded an aggregate of 190,000 shares of restricted stock to a total of nine employees, including three executive officers of the Company. The shares of restricted stock are subject to vesting/forfeiture provisions over a five-year period and continuous employment by the awardee. The Common Stock had a fair market value at the date of award of $13.63 per share.

1998 COMPENSATION OF CEO

      The 1998 salary of the CEO was determined by the Committee in October 1997 as a function of performance and competitive industry factors as provided by Towers Perrin. In October 1998, the Committee, upon the recommendation of the CEO, did not grant an increase to the CEO, based on current industry economics.

      In determining that no bonus would be paid to the CEO under the STIP, the Committee applied the performance goals criteria and adjustment factors as discussed above under "Annual Incentive Bonus." Upon recommendation of the CEO, the Committee did not grant the CEO a discretionary bonus.

      On February 4, 1999, the Committee awarded the CEO 50,000 shares of restricted stock in lieu of a bonus for 1998 and a salary increase for 1999. The award vests one-fifth annually.

      On January 29, 1998, July 23, 1998 and October 22, 1998, the Committee granted the CEO, pursuant to the Option Plan, options to purchase 100,000, 50,000 and 100,000 shares of Common Stock, respectively. In granting these options, the Committee relied upon competitive data provided by Towers Perrin and its own assessment of the Company's 1998 results of operations under the CEO's leadership. Pursuant to the above-described policies and programs regarding restricted stock awarded under the Option Plan, the Committee awarded the CEO 10,000 shares of restricted stock in January 1998.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

      Section 162(m) of the Internal Revenue Code contains provisions which could limit the deductibility of certain compensation payments to the Company's executive officers. The Company believes that any compensation realized in connection with the exercise of stock options granted by the Company will continue to be deductible as performance-based compensation. The policy of the Company is to design its compensation programs generally to preserve the tax deductibility of compensation paid to its executive officers. The Committee could determine, however, taking into consideration the burdens of compliance with Section 162(m) and other relevant facts and circumstances, to pay compensation that is not fully deductible, if the Committee believes such payments are in the Company's best interests.

SUMMARY

      The members of the Committee believe that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and stockholder interests. As performance goals are met or exceeded, resulting in increased value to stockholders, executive officers are to be rewarded commensurately. The members of the Committee believe that compensation levels during 1998 adequately reflect the compensation goals and policies of the Company.

March 11, 1999                                  COMPENSATION COMMITTEE

                                                Tommy C. Craighead, Chairman
                                                Michael A. Cawley
                                                William J. Dore
                                                Marc E. Leland

      The following table sets forth certain summary information concerning the compensation awarded to, earned by or paid to the Chief Executive Officer of the Company and each other person who is an executive officer of the Company whose combined salary and bonus for 1998 exceeded $100,000 (collectively, the "named executive officers") for the years indicated.


                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                                                                 COMPENSATION
                                     ANNUAL COMPENSATION                            AWARDS
                                     --------------------------------------------------------------------
                                                                                   SECURITIES    VALUE OF
                                                              OTHER                UNDERLYING   LONG TERM
                                                             ANNUAL    RESTRICTED   OPTIONS     INCENTIVE   ALL OTHER
         NAME AND                                            COMPEN-     STOCK     (NUMBER OF      PLAN     COMPEN-
    PRINCIPAL POSITION       YEAR     SALARY       BONUS      SATION   AWARDS(1)   SHARES)(2)   PAY-OUTS     SATION
    ------------------       ----    ---------   ---------   -------   ----------  -----------  ---------   ---------
James C. Day,                1998    $ 525,000   $       0   $ 6,995   $  960,500      250,000  $ 760,296   $  15,654 (3)
Chairman and CEO             1997    $ 504,167   $ 393,750   $ 4,918   $        0      175,000  $ 470,459   $  16,404
                             1996    $ 425,000   $ 700,000   $ 5,476   $  500,000      100,000  $       0   $  13,023


Byron L. Welliver,           1998    $ 230,000   $       0   $ 3,539   $  302,275      120,000  $ 237,008   $  11,134 (4)
Senior Vice President--      1997    $ 217,500   $ 126,500   $ 3,181   $        0       54,000  $ 129,375   $  11,015
Finance, Treasurer and       1996    $ 191,667   $ 150,500   $ 3,488   $  137,500       40,000  $       0   $   9,883
Controller


Julie J. Robertson,          1998    $ 155,000   $       0   $     0   $  341,825      110,000  $  78,126   $   9,300 (4)
Vice President--             1997    $ 138,333   $  69,750   $     0   $        0       37,000  $  43,108   $   8,300
Administration and           1996    $ 115,833   $  81,000   $     0   $   45,800       25,000  $       0   $   6,950
Corporate Secretary

--------------------------------

(1) Dollar values of awards of restricted Common Stock ("Restricted Shares") shown in the table for 1996 are based on the closing price of the Common Stock on July 24, 1996 ($13.75), the day preceding the date of the awards, and represent the following number of shares: Mr. Day -- 36,364 shares; Mr. Welliver -- 10,000 shares; and Ms. Robertson -- 3,333 shares. One-half of the Restricted Shares, which are not subject to performance-based conditions, vested on the first anniversary of the award and one-half of the Restricted Shares vested on the second anniversary of the award. Dollar values of awards of Restricted Shares shown in the table for 1998 include two restricted stock awards. Restricted shares were awarded on January 29, 1998. The dollar values of such awards are based on the closing price of the Common Stock on that date ($28.25), and represent the following number of shares: Mr. Day - 10,000 shares; Mr. Welliver - 3,500 shares and Ms. Robertson - 2,500 shares. One fifth of the Restricted Shares, which are not subject to performance-based conditions, vested on the first anniversary of the award and one-fifth of the Restricted Shares will vest on each January 29, 2000, 2001, 2002 and 2003. Restricted shares were awarded on February 4, 1999 in lieu of bonuses for 1998 and salary increases for 1999. The dollar values of such awards are based on the closing price of the Common Stock on that date ($13.56), and represent the following number of shares:
     Mr. Day - 50,000 shares; Mr. Welliver - 15,000 shares and Ms. Robertson - 20,000 shares. One-fifth of the Restricted Shares, which are not subject to performance-based conditions, will vest on each February 4, 2000, 2001, 2002, 2003 and 2004.

(2) Options represent the right to purchase shares of Common Stock at a fixed price per share.

(3) Consists of Company (or subsidiary) contributions to defined contribution plan (and unfunded, nonqualified excess benefit plan) of $9,600, term life insurance premiums of $5,454 and directors' fees of $600.

(4) Consists of Company (or subsidiary) contributions or other allocations to defined contribution plan (and unfunded, nonqualified excess benefit plan) and term life insurance premiums, respectively, as follows: Mr. Welliver -- $9,600 and $1,534; and Ms. Robertson -- $9,300 and $0.

                The following table sets forth certain information with respect to options to purchase Common Stock granted during the year ended December 31, 1998 to each of the named executive officers.

                            OPTION/SAR GRANTS IN 1998


                                               INDIVIDUAL GRANTS
                         ------------------------------------------------------       POTENTIAL REALIZABLE VALUE AT
                          NUMBER OF         PERCENT OF                                        ASSUMED
                          SECURITIES          TOTAL                                    ANNUAL RATES OF STOCK PRICE
                          UNDERLYING         OPTIONS                                     APPRECIATION FOR OPTION
                            OPTIONS          GRANTED     EXERCISE                                TERM (1)
                            GRANTED            TO         PRICE         EXPIRA-        -----------------------------
                          (NUMBER OF        EMPLOYEES      PER           TION
NAME                        SHARES)          IN 1998      SHARE          DATE            5% (5)           10% (6)
----                      ----------        --------     --------      --------       ------------     ------------
James C. Day                 100,000 (2)        2.64%    $ 28.310      1/28/08        $  1,780,000     $  4,511,000
                              50,000 (3)        1.32%    $ 21.625      7/22/08        $    679,750     $  1,723,250
                             100,000 (4)        2.64%    $ 15.625      10/21/08       $    982,500     $  2,490,500

Byron L. Welliver             55,000 (2)        1.45%    $ 28.310      1/28/08        $    979,000     $  2,481,050
                              20,000 (3)         .53%    $ 21.625      7/22/08        $    271,900     $    689,300
                              45,000 (4)        1.19%    $ 15.625      10/21/08       $    442,125     $  1,120,725

Julie J. Robertson            45,000 (2)        1.19%    $ 28.310      1/28/08        $    801,000     $  2,029,950
                              20,000 (3)         .53%    $ 21.625      7/22/08        $    271,900     $    689,300
                              45,000 (4)        1.19%    $ 15.625      10/21/08       $    442,125     $  1,120,725


-----------------------

(1) The values shown are based on the indicated assumed annual rates of appreciation compounded annually. Actual gains realized, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the values shown in this table will be achieved.

(2) Represents a single grant of options on January 29, 1998. One-third of the options became exercisable on January 29, 1999, and one-third of the options becomes exercisable on each of January 29, 2000 and 2001.

(3) Represents a single grant of options on July 23, 1998. One-third of the options becomes exercisable on each of July 23, 1999, 2000 and 2001.

(4) Represents a single grant of options on October 22, 1998. One-third of the options becomes exercisable on each October 22, 1999, 2000 and 2001.

(5) Reflects an assumed market price per share of Common Stock of $46.11 for the grants made in January, $35.22 for the grants made in July and $25.45 for the grants made in October.

(6) Reflects an assumed market price per share of Common Stock of $73.42 for the grants made in January, $56.09 for the grants made in July and $40.53 for the grants made in October.

      The following table sets forth certain information with respect to the exercise of options to purchase Common Stock and SARs during the year ended December 31, 1998, and the unexercised options held at December 31, 1998 and the value thereof, by each of the named executive officers.

                     AGGREGATED OPTION/SAR EXERCISES IN 1998
                         AND 12/31/98 OPTION/SAR VALUES

                                                               NUMBER OF                      VALUE OF
                                                              SECURITIES                     UNEXERCISED
                          SHARES                              UNDERLYING                    IN-THE-MONEY
                         ACQUIRED                           OPTIONS/SARS AT                OPTIONS/SARS AT
                        ON EXERCISE                        12/31/98 (SHARES)                  12/31/98
                          (NUMBER       VALUE         ---------------------------    ---------------------------
        NAME            OF SHARES)     REALIZED       EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
---------------------   ----------     --------       -----------   -------------    -----------   -------------
James C. Day.........            0    $         0       428,998         400,002       $ 2,569,778   $ 104,002
Byron L. Welliver....       20,000    $   392,865       207,665         169,335       $ 1,336,398   $  41,602
Julie J. Robertson...            0    $         0        81,799         143,001       $   433,488   $  26,002


DEFINED BENEFIT PLANS

      The defined benefit plans of the Company that cover its executive officers provide the benefits shown below. The estimates assume that benefits are received in the form of 10-year certain and life annuity.


                               PENSION PLAN TABLE

                                                           ESTIMATED ANNUAL BENEFITS UPON RETIREMENT
                                               AT AGE 65 AFTER COMPLETION OF THE FOLLOWING YEARS OF SERVICE (2)
        FIVE-YEAR AVERAGE                   ---------------------------------------------------------------------
     ANNUAL COMPENSATION (1)                  15                  20                   25                    30
     -----------------------                ------              ------               ------                ------
      $  125,000..................         $ 30,000            $ 40,000             $ 50,000              $ 60,000
         200,000..................           48,000              64,000               80,000                96,000
         300,000..................           72,000              96,000              120,000               144,000
         400,000..................           96,000             128,000              160,000               192,000
         600,000..................          144,000             192,000              240,000               288,000
         800,000..................          192,000             256,000              320,000               384,000
       1,000,000..................          240,000             320,000              400,000               480,000
       1,400,000..................          336,000             448,000              560,000               672,000

------------------------

(1) Benefit amounts under the Noble Drilling Salaried Employees' Retirement Plan (and unfunded, nonqualified excess benefit plan) are based on an employee's vested percentage, average monthly compensation and number of years of benefit service (maximum 30 years). The average monthly compensation is defined in the plan generally to mean the participant's average monthly rate of compensation from the Company for the five successive calendar years which give the highest average monthly rate of compensation for the participant. Plan compensation is defined (with certain exceptions) to mean basic compensation, bonuses, commissions and overtime pay, exclusive of extraordinary compensation but prior to reduction for any compensation deferred under a cash or deferred arrangement qualifying under Sections 401(k) or 125 of the Internal Revenue Code of 1986, as amended. Accordingly, the amounts reported in the Summary Compensation Table included elsewhere herein under the table caption "Annual Compensation" approximate plan compensation for 1998.

(2) Retirement benefits shown above are calculated using 1.6 percent of final average pay multiplied by years of service. This slightly overstates the benefit since that part of the final average pay that is below the Social Security "covered compensation" level should be multiplied by 1.0 percent instead of 1.6 percent. "Covered compensation" is the average of the Social Security Wage Bases during the 35-year period ending with the year the employee reaches Social Security Retirement Age. The amount of benefit shown is not subject to deductions for Social Security.

     As of December 31, 1998, the named executive officers had the following approximate credited years of service for retirement purposes: Mr. Day--21; Mr. Welliver--17; and Ms. Robertson--10.

PERFORMANCE GRAPH

      The following graph sets forth the cumulative total stockholder return for the Common Stock, the NYSE Stock Market Index (U.S. Companies), and a Competitor Group Index for the years indicated as prescribed by the SEC's rules.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN(1)
        AMONG NOBLE DRILLING CORPORATION, NYSE STOCK MARKET INDEX (U.S.
                    COMPANIES) AND COMPETITOR GROUP INDEX (2)



                                     [GRAPH]

                                  1993        1994      1995        1996       1997        1998
                                  ----        ----      ----        ----       ----        ----
Company                           100         67.1      102.9       227.1      350.0       147.9
Competitor Group Index (3)        100         81.3      163.0       374.0      500.5       153.6
NYSE Stock Market Index           100        100.0      135.5       164.3      218.3       262.0
(U.S. Companies)


(1) Total return assuming reinvestment of dividends. Assumes $100 invested on January 1, 1994 in Common Stock, NYSE Stock Market Index (U.S. Companies) and a Company constructed competitor group index.

(2)  Fiscal year ending December 31.

(3) In accordance with the SEC's rules, the Company has elected to select a group of peer companies on an industry basis for comparison purposes. The competitor group is composed of eight industry participants: Atwood Oceanics, Inc., Cliffs Drilling Company, Energy Service Company, Inc. (ENSCO), Global Marine Inc., Marine Drilling Companies, Inc., R & B Falcon Corporation, Rowan Companies, Inc. and Santa Fe International Corporation. Cliffs Drilling Company was merged into R & B Falcon Corporation as of December 1, 1998 and will be deleted from the peer group in the future. Santa Fe International Corporation was added to the peer group for 1998, effective from the date its shares became listed for trading (June 10, 1997), and will replace Cliffs Drilling Company. Total return calculations were weighted according to the respective company's market capitalization.

SUPPLEMENTAL PERFORMANCE GRAPH

      The Company has elected to include a supplemental performance graph which compares the cumulative total stockholder return for the Common Stock, the NYSE Stock Market Index (U.S. Companies) and a Competitor Group Index for the period indicated below.

              COMPARISON OF ELEVEN YEAR CUMULATIVE TOTAL RETURN (1)
        AMONG NOBLE DRILLING CORPORATION, NYSE STOCK MARKET INDEX (U.S.
                    COMPANIES) AND COMPETITOR GROUP INDEX (2)


                                     [GRAPH]

                                    1987  1988   1989   1990    1991    1992   1993   1994   1995   1996   1997  1998
                                    ----  ----   ----   ----    ----    ----   ----   ----   ----   ----   ----  ----
Company                              100  121.9  231.3  181.3   78.1   110.9  218.8  146.9  225.0  496.9  765.6  323.4
Competitor Group Index (3)           100   88.2  158.9  139.8   80.5    75.7  127.6  103.8  207.9  477.2  638.6  196.0
NYSE Stock Market Index              100  117.6  152.4  145.6  191.2   207.9  229.7  229.6  311.2  377.5  501.4  601.7
(U.S. Companies)


(1) Total return assuming reinvestment of dividends. Assumes $100 invested on January 1, 1988 in Common Stock, NYSE Stock Market Index (U.S. Companies) and a Company constructed competitor group index.

(2)  Fiscal year ending December 31.

(3) In accordance with the SEC's rules, the Company has elected to select a group of peer companies on an industry basis for comparison purposes. The competitor group is composed of eight industry participants: Atwood Oceanics, Inc., Cliffs Drilling Company, Energy Service Company, Inc. (ENSCO), Global Marine Inc., Marine Drilling Companies, Inc., R & B Falcon Corporation, Rowan Companies, Inc. and Santa Fe International Corporation. Cliffs Drilling Company was merged into R & B Falcon Corporation as of December 1, 1998 and will be deleted from the peer group in the future. Santa Fe International Corporation was added to the peer group for 1998, effective from the date its shares became listed for trading (June 10, 1997), and will replace Cliffs Drilling Company. Total return calculations were weighted according to the respective company's market capitalization.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires directors and officers of the Company, and persons who own more than 10 percent of the Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of such stock. Directors, officers and beneficial owners of more than 10 percent of the Common Stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1998, all Section 16(a) filing requirements applicable to its directors, officers, and beneficial owners of more than 10 percent of its Common Stock were complied with, except that Lawrence Chazen filed one late Form 4 with respect to one transaction and James Fishel filed three late Form 4's with respect to four transactions.

                    PROPOSAL TO INCREASE THE NUMBER OF SHARES
                         AVAILABLE UNDER THE OPTION PLAN

GENERAL

      The Option Plan was adopted by the Board of Directors of the Company in 1991 and approved by stockholders at the 1991 annual meeting of stockholders. The Option Plan was amended with stockholder approval in both 1994 and 1997. At a meeting of the Board of Directors held on February 4, 1999, the Board, subject to stockholder approval, voted to increase by 5,000,000 the aggregate number of shares of Common Stock available under the Option Plan effective as of February 4, 1999 (the "Plan Increase").

      The purpose of the Option Plan is to assist the Company in attracting and retaining as officers and key employees of the Company and its affiliates, persons of training, experience and ability and to furnish additional incentive to such persons by encouraging them to become owners of Common Stock. The Board of Directors believes that the success of the Company is greatly dependent on its ability to attract and retain individuals of outstanding ability who are motivated to exert their best efforts on behalf of the Company and its affiliates. The Board has found that the Company's stock option program has been highly effective in achieving that goal and has concluded that the stock option program should be continued. The Board of Directors has also concluded that the number of shares currently available for the grant of stock options by the Company under the Option Plan is inadequate to permit the continued use of a long-term equity component in the Company's compensation program and that the approval of the Option Plan as amended and restated is warranted. Based upon the recommendation of Towers Perrin, the Board of Directors has approved the Plan Amendment increasing the number of shares available under the Option Plan by 5,000,000 shares in the aggregate (which represented 3.8 percent of the Company's outstanding Common Stock as of March 8, 1999).

THE PLAN INCREASE

      As of January 31, 1999, there were outstanding Options covering 7,445,176 shares of Common Stock, and 233,287 shares of Common Stock outstanding as Restricted Stock which is subject to forfeiture in whole or in part. Only 1,696,054 shares of Common Stock remained available for future grant or award under the Option Plan as of that date. If the Plan Increase is approved and ratified by stockholders, the employees of the Company and its affiliates eligible to participate therein could receive more benefits under the Option Plan than are currently available to them.

DESCRIPTION OF THE OPTION PLAN

      The material features of the Option Plan, without giving effect to the Plan Increase, are described below.

      General. Under the Option Plan, shares of Common Stock may be subject to grants of Incentive Options, Nonqualified Options, Stock Appreciation Rights ("SARs") or awards of Restricted Stock to officers and other employees of the Company and its affiliates. Options and any SARs related thereto may be granted, and Restricted Stock may be awarded, until the 10,700,000 shares of Common Stock available under the Option Plan have been exhausted or the Option Plan has been terminated. Shares of Common Stock covered by an Option that expires or terminates prior to exercise and shares of Restricted Stock returned to the Company are again available for grant of

Options and awards of Restricted Stock. The Option Plan contains antidilution provisions applicable in the event of increase or decrease in the number of outstanding shares of Common Stock, effected without receipt of consideration therefor by the Company, through a stock dividend or any recapitalization or merger or otherwise in which the Company is the surviving corporation, resulting in a stock split-up, combination or exchange of shares of the Company, in which event appropriate adjustments will be made in the maximum number of shares subject to the Option Plan and the number of shares and option prices under then outstanding Options.

      Administration. The Option Plan is administered by a committee (the "Committee") of the Board of Directors of the Company. The Committee must consist of two or more directors of the Company, all of whom must be Non-Employee Directors as defined in Rule 16b-3 under the Exchange Act and Outside Directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder. The Committee determines the grants of Options and awards of Restricted Stock, the terms and provisions of the respective agreements covering such grants or awards and all other decisions concerning the Option Plan. It is impracticable to estimate the total number of officers and employees eligible to participate in the Option Plan. The Option Plan provides that the determination of the Committee is binding with respect to all questions of interpretation and application of the Option Plan and of Options granted or awards of Restricted Stock made thereunder, subject to the express provisions of the Option Plan and except as set forth below under "Stock Options and SARs" and "Amendment of the Option Plan."

      Stock Options and SARs. The Option Plan provides that, from time to time during the term of the Option Plan, the Committee, in its sole discretion, may grant Incentive Options, Nonqualified Options, Restricted Stock or any combination thereof to any employee eligible under the Option Plan. Each person who accepts an Option shall enter into an agreement with the Company whereupon such person shall become a participant in the Option Plan in accordance with the terms of such agreement.

      The Committee may from time to time grant SARs in conjunction with all or any portion of an Option either at the time of the initial Option grant or, with respect to a Nonqualified Option, at any time after the initial Option grant while the Nonqualified Option is outstanding. SARs generally will be subject to the same terms and conditions and exercisable to the same extent as Options, as described above. SARs entitle an Optionee to receive without payment to the Company (except for applicable withholding taxes) the excess of the aggregate fair market value per share with respect to which the SAR is then being exercised (determined as of the date of such exercise) over the aggregate purchase price of such shares as provided in the related Option. Payment may be made in shares of Common Stock or in cash, or a combination thereof, as determined by the Committee.

      Option Price. The option price for each Share covered by an Incentive Option shall not be less than the greater of (a) the par value of such Share or
(b) the Fair Market Value (as defined in the Option Plan) of such Share at the time such Option is granted. The option price for each Share covered by a Nonqualified Option shall not be less than the greater of (a) the par value of such Share or (b) 100 percent of the Fair Market Value of such Share at the time the Option is granted, except that the minimum option price may be equal to or greater than 85 percent of the Fair Market Value of such Share at the time the Option is granted if and to the extent the discount from Fair Market Value is expressly granted in lieu of a reasonable amount of salary or cash bonus. If the Company agrees to substitute a new Option under the Option Plan for an old Option, or to assume an old Option, as provided for in the Option Plan, the option price of the Shares covered by each such new Option or assumed Option may be otherwise determined by a formula; provided, however, in no event shall: (a) the excess of the aggregate Fair Market Value of the Shares subject to the Option immediately after the substitution or assumption over the aggregate option price of such Shares be more than the excess of the aggregate Fair Market Value of all Shares subject to the Option immediately prior to the substitution or assumption over the aggregate option price of such Shares; (b) in the case of an Incentive Option, the new Option or the assumption of the old Option give the Optionee additional benefits that he would not have under the old Option; or (c) the ratio of the option price to the Fair Market Value of the stock subject to the Option immediately after the substitution or assumption be more favorable to the Optionee than the ratio of the option price to the Fair Market Value of the stock subject to the old Option immediately prior to such substitution or assumption, on a Share by Share basis. Notwithstanding the foregoing, the new option price in the case of an Incentive Option shall be subject to the requirements of Section 424(a) of the Code and the Treasury regulations and revenue rulings promulgated thereunder.

      Restricted Stock. The Option Plan provides that Restricted Stock may be awarded by the Committee to such eligible recipients as it may determine from time to time. The eligible recipients are those individuals who are eligible for Option grants. Restricted Stock is Common Stock that may not be sold, assigned, transferred, discounted, exchanged, pledged or otherwise encumbered or disposed of until the restrictions, terms and conditions, including forfeitures, if any, set by the Committee, which may include, among other things, the achievement of specific goals, have been satisfied (the "Restricted Period"). During the Restricted Period, unless specifically provided otherwise in accordance with the terms of the Option Plan, the recipient of Restricted Stock would be the record owner of such shares and have all the rights of a stockholder with respect to such shares, including the right to vote and the right to receive dividends or other distributions made or paid with respect to such shares.

      The Option Plan provides that the Committee has the authority to cancel all or any portion of any outstanding restrictions prior to the expiration of the Restricted Period with respect to any and all of the shares of Restricted Stock awarded to an individual on such terms and conditions as the Committee may deem appropriate. If during the Restricted Period an individual's continuous employment terminates for any reason, any Restricted Stock remaining subject to restrictions will be forfeited by the individual and transferred at no cost to the Company; provided, however, that as noted above, the Committee has the authority to cancel any or all outstanding restrictions prior to the end of the Restricted Period, including the cancellation of restrictions in connection with certain types of termination of employment.

      Amendment of the Option Plan. The Board of Directors may at any time amend, suspend or terminate the Option Plan; provided, however, the Board may not, without approval of the stockholders of the Company, amend the Option Plan so as to (i) increase the maximum number of shares subject thereto, or (ii) reduce the option price per share covered by Options granted under the Option Plan below the price specified in the Option Plan. Additionally, the Board may not modify, impair or cancel any outstanding Option or SARs related thereto, or the restrictions, terms or conditions applicable to Shares of Restricted Stock, without the consent of the holder thereof.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      The following summary is based upon an analysis of the Code, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change. Moreover, the following is only a summary of United States federal income tax consequences and such consequences may be either more or less favorable than those described below depending on a an employee's particular circumstances.

      Incentive Options. No income will be recognized by an Optionee for federal income tax purposes upon the grant or exercise of an Incentive Option; provided, however, that to the extent that an Incentive Option is exercised more than three months (twelve months in the event of disability) from the date of termination of employment for any reason other than death, such Incentive Option will be taxed in the same manner described below for Nonqualified Options (rather than in the manner described herein for an Incentive Option). The basis of shares transferred to an Optionee pursuant to the exercise of an Incentive Option is the price paid for the shares. If the Optionee holds the shares for at least one year after transfer of the shares to the Optionee and two years after the grant of the Incentive Option, the Optionee will recognize capital gain or loss upon sale of the shares received upon the exercise equal to the difference between the amount realized on the sale and the basis of the stock. Generally, if the shares are not held for that period, the Optionee will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for such shares, or if less (and if the disposition is a transaction in which loss, if sustained, would be recognized), the gain on disposition. Any additional gain or loss realized by the Optionee upon such disposition will be a capital gain or loss.

      The excess of the fair market value of shares received upon the exercise of an Incentive Option over the option price for the shares is an item of adjustment for the Optionee for purposes of the alternative minimum tax.

      The Company is not entitled to a deduction upon the exercise of an Incentive Option by an Optionee. If the Optionee disposes of the shares received pursuant to such exercise prior to the expiration of one year following transfer of the shares to the Optionee or two years after grant of the option, however, the Company may, subject to the deduction limitations described below, deduct an amount equal to the ordinary income recognized by the Optionee upon disposition of the shares at the time such income is recognized by the Optionee.

      If an Optionee uses already owned shares of Common Stock to pay the exercise price for shares under an Incentive Option, the resulting tax consequences will depend upon whether the already owned shares of Common Stock are "statutory option stock", and, if so, whether such statutory option stock has been held by the Optionee for the applicable holding period referred to in
Section 424(c)(3)(A) of the Code. In general, "statutory option stock" (as defined in Section 424(c)(3)(B) of the Code) is any stock acquired through the exercise of an Incentive Option, a qualified stock option, an option granted pursuant to an employee stock purchase plan or restricted stock option, but not stock acquired through the exercise of a nonstatutory option. If the stock is statutory option stock with respect to which the applicable holding period has been satisfied, no income will be recognized by the Optionee upon the transfer of such stock in payment of the exercise price of an Incentive Option. If the stock is not statutory option stock, no income will be recognized by the Optionee upon the transfer of the stock unless the stock is not substantially vested within the meaning of the regulations under Section 83 of the Code (in which event it appears that the Optionee will recognize ordinary income upon the transfer equal to the amount by which the fair market value of the transferred shares exceeds their basis). If the stock used to pay the exercise price of an Incentive Option is statutory option stock with respect to which the applicable holding period has not been satisfied, the transfer of such stock will be a disqualifying disposition described in Section 421(b) of the Code which will result in the recognition of ordinary income by the Optionee in an amount equal to the excess of the fair market value of the statutory option stock at the time the Incentive Option covering such stock was exercised over the amount paid for such stock. Under the present provisions of the Code, it is not clear whether all shares received upon the exercise of an Incentive Option with already-owned shares will be statutory option stock or how the Optionee's basis will be allocated among such shares.

      Nonqualified Options. No income will be recognized by an Optionee for federal income tax purposes upon the grant of a Nonqualified Option. Upon exercise of a Nonqualified Option, the Optionee will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for such shares. Income recognized upon the exercise of Nonqualified Options will be considered compensation subject to withholding at the time the income is recognized, and, therefore, the Company must make the necessary arrangements with the Optionee to ensure that the amount of the tax required to be withheld is available for payment. Nonqualified Options are designed to provide the Company with a deduction equal to the amount of ordinary income recognized by the Optionee at the time of such recognition by the Optionee, subject to the deduction limitations described below.

      The basis of shares transferred to an Optionee pursuant to exercise of a Nonqualified Option is the price paid for such shares plus an amount equal to any income recognized by the Optionee as a result of the exercise of the option. If an Optionee thereafter sells shares acquired upon exercise of a Nonqualified Option, any amount realized over the basis of the shares will constitute capital gain to the Optionee for federal income tax purposes.

      If an Optionee uses already owned shares of Common Stock to pay the exercise price for shares under a Nonqualified Option, the number of shares received pursuant to the Nonqualified Option which is equal to the number of shares delivered in payment of the exercise price will be considered received in a nontaxable exchange, and the fair market value of the remaining shares received by the Optionee upon the exercise will be taxable to the Optionee as ordinary income. If the already owned shares of Common Stock are not "statutory option stock" or are statutory option stock with respect to which the applicable holding period referred to in Section 424(c)(3)(A) of the Code has been satisfied, the shares received pursuant to the exercise of the Nonqualified Option will not be statutory option stock and the Optionee's basis in the number of shares received in exchange for the stock delivered in payment of the exercise price will be equal to the basis of the shares delivered in payment. The basis of the remaining shares received upon the exercise will be equal to the fair market value of the shares. However, if the already owned shares of Common Stock are statutory option stock with respect to which the applicable holding period has not been satisfied, it is not presently clear whether the exercise will be considered a disqualifying disposition of the statutory option stock, whether the shares received upon such exercise will be statutory option stock, or how the Optionee's basis will be allocated among the shares received.

      SARs. There will be no federal income tax consequences to either the recipient or the Company upon the grant of SARs. Generally, the recipient will recognize ordinary income subject to withholding upon the exercise of SARs in an amount equal to the amount of cash received and the fair market value of any shares acquired pursuant to the exercise. Subject to the deduction limitations described below, the Company generally will be entitled to a corresponding tax deduction equal to the amount includable in the recipient's income.

      Restricted Stock. If the restrictions on an award of Restricted Stock are of a nature that such shares are both subject to a substantial risk of forfeiture and are not freely transferable within the meaning of Section 83 of the Code, the recipient will not recognize income for federal income tax purposes at the time of the award unless such recipient affirmatively elects to include the fair market value of the shares of restricted stock on the date of the award, less any amount paid therefor, in gross income for the year of the award pursuant to Section 83(b) of the Code. In the absence of such an election, the recipient will be required to include in income for federal income tax purposes in the year in which occurs the date the shares either become freely transferable or are no longer subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, the fair market value of the shares of restricted stock on such date, less any amount paid therefor. The Company will be entitled to a deduction at the time of income recognition to the recipient in an amount equal to the amount the recipient is required to include in income with respect to the shares, subject to the deduction limitations described below. If a Section 83(b) election is made within 30 days after the date the Restricted Stock is received, the recipient will recognize ordinary income at the time of the receipt of the Restricted Stock and the Company will be entitled to a corresponding deduction equal to the fair market value (determined without regard to applicable restrictions) of the shares at such time less the amount paid, if any, by the recipient for the Restricted Stock. If a Section 83(b) election is made, no additional income will be recognized by the recipient upon the lapse of restrictions on the Restricted Stock, but, if the Restricted Stock is subsequently forfeited, no deduction will be allowed to the recipient with respect to such forfeiture. Dividends paid to a recipient holding restricted stock before the expiration of the restriction period will be additional compensation taxable as ordinary income to the recipient, unless the recipient made an election under Section 83(b). Subject to the deduction limitations described below, the Company generally will be entitled to a corresponding tax deduction equal to the dividends includable in the recipient's income as compensation. If the recipient has made a Section 83(b) election, the dividends will be dividend income, rather than additional compensation, to the recipient.

      If the restrictions on an award of Restricted Stock are not of a nature that such shares are both subject to a substantial risk of forfeiture and not freely transferable, within the meaning of Section 83 of the Code, the recipient will recognize ordinary income for federal income tax purposes at the time of the award in an amount equal to the fair market value of the shares of Restricted Stock on the date of the award, less any amount paid therefor. The Company will be entitled to a deduction at such time in an amount equal to the amount the recipient is required to include in income with respect to the shares, subject to the deduction limitations described below.

      Limitations on the Company's Compensation Deduction. Section 162(m) of the Code limits the deduction that the Company may take for otherwise deductible compensation payable to certain officers of the Company to the extent that compensation paid to any such officer for such year exceeds $1 million, unless such compensation is performance-based, is approved by the Company's stockholders, and meets certain other criteria. Compensation attributable to a stock option or SAR is deemed to satisfy the requirements for performance-based compensation if (i) the grant or award is made by a compensation committee composed of two or more outside directors; (ii) the plan under which the option or right is granted states the maximum number of shares with respect to which options or rights may be granted during a specified period to any employee; and
(iii) under the terms of the option or right, the amount of compensation the employee could receive is based solely on an increase in the value of the stock after the date of the grant or award. The Option Plan as amended and restated has been designed to enable awards of Options (other than Nonqualified Options granted at less than fair market value on the date of grant) and SARs granted by the Committee to qualify as performance-based compensation for purposes of
Section 162(m) of the Code.

                                    AUDITORS

      The Board of Directors has appointed PricewaterhouseCoopers LLP, which has audited the Company's financial statements since October 7, 1994, to audit the financial statements of the Company for the year ending December 31, 1999. Such appointment will not be submitted to stockholders for ratification or approval. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting to respond to appropriate questions from the stockholders and will be given the opportunity to make a statement should they desire to do so.

                     STOCKHOLDER PROPOSALS AND OTHER MATTERS

      Stockholder proposals for inclusion in the Company's proxy materials in connection with the 2000 annual meeting of stockholders, which is currently scheduled to be held on April 27, 2000, must be received by the Company at its office in Houston, Texas, addressed to the Secretary of the Company, no later than November 19, 1999.

      The cost of solicitation of proxies will be borne by the Company. The Company has employed Corporate Investor Communications, Inc. to solicit proxies from brokers, bank nominees, institutional holders and individual holders for use at the meeting at a fee not to exceed $5,500 plus certain expenses. In addition, certain officers and employees of the Company, who will receive no additional compensation for their services, may solicit proxies in person or by mail, telephone, facsimile telecommunication or telegraph.

      The Board of Directors does not intend to present any other matter at the meeting and knows of no other matters that will be presented. However, if any other matter comes before the meeting, the persons named in the enclosed proxy intend to vote thereon in accordance with their best judgment.

                                                 NOBLE DRILLING CORPORATION

                                                        James C. Day
                                                        Chairman and
                                                   Chief Executive Officer
Houston, Texas
March 22, 1999

                           NOBLE DRILLING CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



     The undersigned hereby appoints James C. Day and Robert D. Campbell, and each of them, proxies with power of substitution in each, and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock of Noble Drilling Corporation (the "Company") standing in the name of the undersigned on March 8, 1999, at the annual meeting of stockholders to be held on April 22, 1999 at 10:00a.m. in Houston, Texas, and at any adjournment thereof and especially to vote on the items of business specified below, as more fully described in the notice of the meeting and the proxy statement accompanying the same, receipt of which is hereby acknowledged.

1. ELECTION OF DIRECTORS  FOR all nominees listed below   WITHHOLD AUTHORITY
                          (except as marked to the        to vote for all nominees
                          contrary below) [ ]             listed below [ ]

   LAWRENCE J. CHAZEN     WILLIAM J. DORE                 WILLIAM A. SEARS

    (INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name in the space provided below.)


   ----------------------------------------------------------------------------


2. Proposal to increase by 5,000,000 the number of shares of Common Stock available under the Company's 1991 Stock Option and Restricted Stock Plan:


                 FOR [ ]        AGAINST [ ]         ABSTAIN [ ]

3. In their discretion, the proxies are authorized to vote upon such other business or matters as may properly come before the meeting or any adjournment thereof.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

     THIS PROXY, WHEN DULY EXECUTED AND RETURNED, WILL BE VOTED IN THE MANNER DESIGNATED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF THIS PROXY IS DULY EXECUTED AND RETURNED, BUT WITHOUT A CLEAR VOTING DESIGNATION, IT WILL BE VOTED FOR ITEMS 1 AND 2.

     The undersigned hereby revokes any proxy or proxies heretofore given to represent or vote such Common Stock and hereby ratifies and confirms all actions that said proxies, their substitutes, or any of them, may lawfully take in accordance with the terms hereof.




                                   Dated:________________________________, 1999

                                   ____________________________________________

                                   ____________________________________________
                                   Signature(s) of Stockholder(s)

                                   This proxy should be signed exactly as your name appears hereon. Joint owners should both sign. If signed as attorney, executor, guardian or in some other representative capacity, or as officer of a corporation, please indicate your capacity or title.

                                   Please complete, date and sign this proxy and return it promptly in the enclosed envelope, which requires no postage if mailed in the United States.

                           NOBLE DRILLING CORPORATION

                    VOTING INSTRUCTION CARD FOR COMMON STOCK

       VOTING INSTRUCTIONS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



     The undersigned hereby instructs the trustee to vote, as designated below, all shares of Common Stock of Noble Drilling Corporation that are credited to the accounts of the undersigned (whether or not vested) in the Noble Drilling Corporation 401(k) Savings Plan at the annual meeting of stockholders to be held on April 22, 1999 at 10:00 a.m. in Houston, Texas, and at any adjournment thereof and especially to vote on the items of business specified below, as more fully described in the notice of the meeting and the proxy statement accompanying the same, receipt of which is hereby acknowledged.

1. ELECTION OF DIRECTORS  FOR all nominees listed below   WITHHOLD AUTHORITY
                          (except as marked to the        to vote for all nominees
                          contrary below) [ ]             listed below [ ]

   LAWRENCE J. CHAZEN     WILLIAM J. DORE                 WILLIAM A. SEARS

    (INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name in the space provided below.)


   ----------------------------------------------------------------------------


2. Proposal to increase by 5,000,000 the number of shares of Common Stock available under the Company's 1991 Stock Option and Restricted Stock Plan:


                 FOR [ ]        AGAINST [ ]         ABSTAIN [ ]

3. In their discretion, the proxies are authorized to vote upon such other business or matters as may properly come before the meeting or any adjournment thereof.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

     THIS VOTING INSTRUCTION CARD, WHEN DULY EXECUTED AND RETURNED, WILL BE VOTED BY THE TRUSTEE OF THE NOBLE DRILLING CORPORATION 401(k) SAVINGS PLAN ("401(k) PLAN") IN THE MANNER DESIGNATED HEREIN BY THE UNDERSIGNED 401(k) PARTICIPANT. IF THIS VOTING INSTRUCTION CARD IS DULY EXECUTED AND RETURNED, BUT WITHOUT A CLEAR VOTING DESIGNATION, IT WILL BE VOTED FOR ITEMS 1 AND 2.






                                   Dated:________________________________, 1999

                                   ____________________________________________

                                   ____________________________________________
                                   Signature(s) of Stockholder(s)401(k) Plan
                                    Participant

                                   This voting instruction card should be signed exactly as your name appears hereon.

                                   Please complete, date and sign this voting instruction card and return it promptly in the enclosed envelope, which requires no postage if mailed in the United States.





                                       2